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                                                                      EXHIBIT 12


                             NAI TECHNOLOGIES, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES

                            (IN THOUSANDS OF DOLLARS)


                                               First Quarter                             Year Ended December 31,
                                      ------------------------------     -------------------------------------------------------
                                         1995       1996       1997        1992       1993        1994        1995        1996
                                      ---------   --------    -------    --------   --------    ---------   ---------   --------
Income (loss from continuing
  operations                          ($ 1,094)   ($   450)        379   $  5,051   $  5,455    ($11,591)   ($11,619)   $  2,413

Income taxes (benefit).............         86         135         147      2,920      2,840      (4,392)        377         396
                                      --------    --------    --------   --------   --------    --------    --------    --------
Income (loss) from continuing
  operations before income taxes...     (1,008)       (315)        526      7,971      8,295     (15,983)    (11,242)      2,809
                                      --------    --------    --------   --------   --------    --------    --------    --------
Add fixed charges:
   Interest expense................        394         565         401        619        786       1,477       1,662       2,209
   Deferred debt expense...........       --            55         104       --         --          --           900         456
                                      --------    --------    --------   --------   --------    --------    --------    --------
Total fixed charges................        394         620         505        619        786       1,477       2,562       2,665
                                      --------    --------    --------   --------   --------    --------    --------    --------
Total income (loss) and
  fixed charges....................   ($   614)   $    305    $  1,031   $  8,590   $  9,081    ($14,506)   ($ 8,680)   $  5,474
                                      ========    ========    ========   ========   ========    ========    ========    ========

Ratio .............................       *           0.49        2.04      13.88      11.55           *           *        2.05
                                      ========    ========    ========   ========   ========    ========    ========    ========

* Earnings are inadequate to cover fixed charges. The coverage deficiency is $1,008 for the 1st quarter of 1995, $15,983 for 1994 and $11,242 in 1995.




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